Exhibit (i) (22)

Please note: certain information has been excluded and replaced with [] in this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

TRI-PARTY AGREEMENT

This Agreement (the “Agreement”) is made this 21st day of January, 2022 between (1) (a) Legg Mason Partners Variable Equity Trust (the “Trust”), a Maryland statutory trust, on behalf of itself and each of its series listed in Schedule A (each a “Fund” and collectively the “Funds”), and (b) Legg Mason Partners Fund Advisor, LLC (the “Adviser”), a Delaware limited liability company and the Trust’s investment adviser; (2) New York Life Insurance and Annuity Corporation (the “Insurance Company”), a life insurance company organized under the laws of the State of Delaware; and (3) Invesco Advisers, Inc., a Delaware corporation, which is the investment adviser for the AIM Variable Insurance Funds (Invesco Variable Insurance Funds (the “Underlying Trust”) (the “Underlying Trust’s Adviser”) (collectively, the “Parties”)

WHEREAS, the Insurance Company has issued, and proposes to issue, now and in the future, certain multi-manager variable annuity contracts and/or variable life insurance policies (the “Contracts”); and

WHEREAS, the Insurance Company has established pursuant to applicable insurance law one or more separate accounts (each, an “Account” and together the “Accounts”) for purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “Commission”) as a unit investment trust under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has established the Funds listed in Schedule A, as such schedule may be amended from time to time, and such Funds will serve as underlying investments for the Contracts issued with respect to the Accounts; and

WHEREAS, the Funds may, from time to time, hold, in addition to other investments, shares of one or more of the funds listed in Schedule B (each, individually, an “Underlying Fund” and collectively, the “Underlying Funds”); and

WHEREAS, Trust has entered into a Fund of Funds Investment Agreement, dated January 7, 2022 (“Investment Agreement”) with the Underlying Trust, pursuant to which the shares of the Underlying Funds are made available for purchase by one or more of the Funds in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, the Insurance Company has contractually agreed with the Trust or its affiliates to provide certain administrative services with respect to Account assets invested in the Funds that are substantially similar to the administrative services provided with respect to Account assets invested directly in the Underlying Funds; and

WHEREAS, the Adviser is the investment adviser for the Funds; and

WHEREAS, the Underlying Trust’s Adviser is the investment adviser for the Underlying Trust;

NOW THEREFORE, in consideration of the potential benefits to the Funds and the Underlying Funds arising out of the Funds’ investment in the Underlying Funds, the parties agree as follows.

1	REPRESENTATIONS AND OBLIGATIONS OF THE TRUST, THE FUNDS AND THE INSURANCE COMPANY

1.1        Each of the Trust and the Funds represent and warrant to the Underlying Trust’s Adviser that:

(a)      it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(b)      this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(c)      no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(d)      the Trust will make shares of the Funds available exclusively to the Insurance Company for use as underlying investments for the Contracts issued with respect to the Accounts and will register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Funds as may reasonably be necessary for use as the funding vehicle for the Contracts and to maintain a continuous offering of the shares of the Funds;

(e)      the Accounts invest in the Funds in reliance on the status of each Account as a “Permitted Investor” within the meaning of Section 817(h)(4)(A) of the Code;

(f)      any information furnished in writing by the Trust to the Underlying Trust’s Adviser for use in the Underlying Trust’s registration statement and financial statements will not result in the registration statement failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(g)      the Trust shall make no representations concerning the Underlying Trust’s shares except those contained in the Underlying Trust’s then-current registration statement, in such printed information subsequently issued on behalf of the Underlying Trust or other funds managed by Underlying Trust’s Adviser as supplemental to the Underlying Trust’s registration statement, in information published on the Underlying Trust’s website or in materials approved by Underlying Trust’s Adviser or its affiliates; and

(h)      it is lawfully organized and validly existing under the laws of the State of Delaware; it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws; and it will perform its obligations for the Trust in accordance in all material respects with the laws of the State of Delaware and any applicable state and federal securities laws

1.2        The Insurance Company represents and warrants to the Underlying Trust’s Adviser that:

(a)      it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(b)      this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(c)      no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(d)      it will or has established the Accounts as separate accounts under Delaware law;

(e)      it has registered the Accounts as unit investment trusts under the 1940 Act to serve as investment vehicles for certain Contracts or, alternatively, has not registered one or more of the Accounts in proper reliance upon an exclusion from registration under the 1940 Act;

(f)      the Contracts are or will be and, at the time of issuance, will be treated as variable annuity contracts and variable life insurance policies, as applicable, under applicable provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), the Insurance Company will maintain such treatment and will notify the Underlying Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future;

(g)      the offer of the Contracts has been registered with the Commission under the 1933 Act, unless exempt from registration, and each such registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the rules and regulations of the Commission thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to the Trust by the Underlying Trust’s Adviser expressly for use therein;

(h)      any information furnished in writing by the Insurance Company for use in the registration statement or annual report of the Underlying Trust will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the Underlying Trust’s registration statement failing to materially conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(i)      the Insurance Company shall make no representations concerning the Underlying Trust’s shares except those contained in the Underlying Trust’s then-current registration statement, in such printed information subsequently issued on behalf of the Underlying Trust or other funds managed by Underlying Trust’s Adviser as supplemental to the Underlying Trust’s registration statement, in information published on the Underlying Trust’s website or in materials approved by Underlying Trust’s Adviser or its affiliates; and

(j)      The Insurance Company shall bear the expenses for the cost of printing and delivery of any Underlying Fund prospectuses (and supplements thereto) to be sent to prospective Contract owners. The Underlying Trust’s Adviser shall provide, at its expense, such documentation as may be required and such other assistance as is reasonably necessary in order for the Insurance Company once each year (or more frequently if the prospectus for the Underlying Trust is amended) to have the prospectus or prospectuses for the Contracts and the Underlying Trust printed together in one or more documents (such printing to be done at the Insurance Company’s expense with respect to prospective investors).

2	REPRESENTATIONS AND OBLIGATIONS OF THE UNDERLYING TRUST’S ADVISER

2.1      Underlying Trust’s Adviser agrees to make shares of the Underlying Funds listed on Schedule B available for investment by the Funds pursuant to the terms of this Agreement. During the term of this Agreement, the Insurance Company shall perform the administrative services (the “Services”) set forth on Schedule C hereto, as such schedule may be amended from time to time by mutual consent of the parties, in respect of Accounts holding shares of each Underlying Fund. In consideration of the Insurance Company performing the Services, the Underlying Trust’s Adviser agrees to pay to the Insurance Company an administrative services fee of [    ] of the average daily net asset value of all shares of the Underlying Funds held by each Fund, payable quarterly, in arrears (the “Services Fee”). The Underlying Trust’s Adviser shall pay all fees within 30 days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as [    ]. For so long as the Insurance Company provides the Services set forth in this Agreement, this Service Fee is guaranteed to the Insurance Company and is not subject to discretionary changes by the parties. The Insurance Company shall cooperate with Underlying Trust’s Adviser in furnishing any information required to calculate the Services Fee in a timely manner. Underlying Trust’s Adviser will evaluate periodically the Insurance Company’s service levels, transaction errors, compliance with the Underlying Trust’s prospectus and complaints from Contract owners in determining whether to continue making payments under this Agreement. The Insurance Company represents to the Underlying Trust’s Adviser that it will not receive compensation for the Services from Contract owner fees or from any other source. The Insurance Company further represents that the Services Fee is fair and reasonable in relation to the nature and quality of the services and benefits being provided by the Insurance Company.

2.2        The Trust acknowledges that the Services Fee will be paid by the Underlying Trust’s Adviser directly to the Insurance Company as compensation for the Services provided by the Insurance Company to the Accounts that invest in the Funds.

2.3      The Underlying Trust’s Adviser represents and warrants to the Trust and to the Insurance Company that:

(a)      it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(b)      this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(c)      no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(d)      a registration statement under the 1933 Act and under the 1940 Act with respect to the Underlying Trust has been filed with the Commission in the form previously delivered to the Insurance Company, and copies of any and all amendments thereto will be forwarded to the Insurance Company at the time that they are filed with the Commission; and

(e)      the Underlying Trust is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Delaware.

3	INDEMNIFICATION

Each party (an “Indemnifying Party”), severally and not jointly, shall indemnify and hold harmless the other parties (the “Indemnified Parties”) and each of their respective affiliates, directors, officers, employees and agents and each person who controls them or is under common control with them within the meaning of the 1933 Act from and against all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), to which they may be subject, insofar as such Loses arise out of or are based upon (a) the negligence or willful misconduct in the Indemnifying Party’s performance of its duties and obligations under this Agreement, (b) the Indemnifying Party’s violation of any applicable law, rule or regulation in connection with the performance of its duties and obligations under this Agreement and (c) any material breach by the Indemnifying Party of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by it.

4	NOTICES

All notices, including all information that any party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Trust, a Fund or the Adviser:	Legg Mason Partners Fund Advisor, LLC
100 First Stamford Place
Stamford, CT 06902
Attn: Thomas C. Mandia
Email: Thomas.Mandia@Franklintempleton.com

If to the Insurance Company:	New York Life Insurance and Annuity Corporation
Attention: Matthew Williams, Vice President
51 Madison Avenue
New York, NY 10010
Email: matthew_williams@newyorklife.com

If to the Underlying Trust’s Adviser:	Invesco Advisers, Inc.
11 Greenway Plaza, Suite 1000
Houston, Texas 77046
Email: dealersupport@invesco.com
Attention: Veronica Castillo, Esquire

5  TERMINATIONS; GOVERNING LAW

5.1        Any Party may terminate this Agreement, without penalty, on 60 days written notice to the other Party. This Agreement will terminate automatically upon termination of the Investment Agreement. Notwithstanding and following any termination of this Agreement, the Underlying Trust will remain obligated to pay the Insurance Company the Service Fee for so long as Account assets are invested in the Funds that hold any of the Underlying Funds and the Insurance Company continues to provide the Services contemplated hereunder, and all other obligations under this Agreement are met.

5.2        This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

6  MISCELLANEOUS

6.1        Counterparts. This Agreement (and any amendment to it) may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

6.2        Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

6.3        Additional Funds and Underlying Funds. In the event that the Trust or the Underlying Trust’s Adviser wishes to include one or more series in addition to those originally set forth on Schedule A and Schedule B, respectively, the relevant trust shall so notify the other parties in writing, and if the other parties agree in writing, such series shall hereunder become a Fund or Underlying Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

6.4        Assignment. This Agreement and the parties’ rights, duties and obligations under this Agreement are binding upon the parties and their transferees, statutory successors, liquidators, receivers and assigns.

6.5        Personal Data. Underlying Trust’s Adviser agree that the names, addresses and other information relating to the Contract or owners or prospects for sale of the Contracts developed by the Insurance Company are the exclusive property of the Insurance Company and may not be used by Underlying Trust’s Adviseror their respective affiliates or agents without the written consent of the Insurance Company except for carrying out the terms of this Agreement or as otherwise provided for in this Agreement and any amendments thereto. Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement. Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including the Gramm-Leach-Bliley Act and any regulations promulgated thereunder.

6.6        Cooperation. Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the reasonable request of a party and subject to mutual agreement, the other party shall provide copies of all records as may be necessary to (a) monitor and review the performance of either party’s activities, (b) assist either party in resolving disputes, reconciling records or responding to auditors’ inquiries, (c) comply with any request of a governmental body or regulatory or self-regulatory organization, (d) verify compliance by a party with the terms of this Agreement, (e) make required regulatory reports or (f) perform general customer service. The parties agree to cooperate in good faith in providing records to one another under this provision.

6.7        Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LEGG MASON PARTNERS VARIABLE
EQUITY TRUST

By:	/s/ Jane E. Trust

Name:	Jane E. Trust

Title:	President and Chief Executive Officer

LEGG MASON PARTNERS FUND
ADVISOR, LLC

By:	/s/ Jane E. Trust

Name:	Jane E. Trust

Title:	President and CEO-Mutual Funds Board

NEW YORK LIFE INSURANCE AND
ANNUITY CORPORATION

By:	/s/ Matthew Williams

Name:	Matthew Williams

Title:	Vice President

INVESCO ADVISERS, INC.

By:	/s/ Nicole Filingeri

Name:	Nicole Filingeri

Title:	Vice President

Schedule A

Franklin Templeton Aggressive Model Portfolio

Franklin Templeton Conservative Model Portfolio

Franklin Templeton Moderate Model Portfolio

Franklin Templeton Moderately Aggressive Model Portfolio

Franklin Templeton Moderately Conservative Model Portfolio

Schedule B

Underlying Trust

AIM Variable Insurance Funds (Invesco Variable Insurance Funds)

Underlying Funds

Invesco V.I. International Growth Fund

Invesco V.I. Main Street Small Cap Fund

Schedule C

ADMINISTRATIVE SERVICES FOR

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

1.

Periodic Reconciliation. The Insurance Company shall provide the Underlying Funds Adviser with sufficient information to allow for the periodic reconciliation of outstanding units of the Accounts and shares of the Underlying Funds.

2.

Record Maintenance. To facilitate the periodic reconciliation activities described above, the Insurance Company shall maintain with respect to each Account holding the Underlying Funds’ shares and each Contract owner for whom such shares are beneficially owned the following records:

a.	Number of shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.	Name and address and taxpayer identification numbers;

d.	Records of distributions and dividend payments; and

e.	Any transfers of Administrative Services.

3.

Underlying Fund Information. The Insurance Company shall respond to inquiries from Contract owners regarding the Underlying Funds, including questions about the Underlying Funds’ objectives and investment strategies.

4.

Shareholder Communications. The Insurance Company shall provide for the delivery of certain Underlying Fund-related materials as required by applicable law or as requested by Contract owners. The Underlying Fund-related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Insurance Company shall respond to inquiries from Contract owners relating to the services provided by it and inquiries relating to the Underlying Funds.

5.

Transactional Services. The Insurance Company shall (a) communicate purchase, redemption and exchange orders to the Transfer Agent and (b) communicate mergers, splits and other reorganization activities of the Underlying Funds to the Accounts and to Contract owners.

6.	Other Information. The Insurance Company shall provide to the Accounts and Contract owners such other information as shall be required under applicable law and regulations.